Press Release
For More Information, Call:

DONALD F. ADAM
CHIEF FINANCIAL OFFICER	January 5, 2009
(979) 849-6550

BENCHMARK ELECTRONICS REPORTS RESULTS FOR THE
QUARTER AND YEAR ENDED DECEMBER 31, 2008

ANGLETON, TX, FEBRUARY 5, 2009 – Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced sales of $582 million for the quarter ended December 31, 2008, compared to $735 million for the same quarter in the prior year. The Company reported a fourth quarter 2008 net loss of $204 million, or $3.13 per diluted share. In the comparable period of 2007, net income was $21 million, or $0.29 per diluted share.

During the fourth quarter of 2008, the Company recorded a non-cash goodwill impairment charge of $247 million ($219 million, net of tax). The Company’s annual goodwill impairment analysis indicated there was an impairment of goodwill in two of its reporting segments, the Americas and Europe, primarily due to a decline in the Company’s market capitalization and recent market turmoil. The impairment charge did not result in any cash expenditures and did not affect the Company’s cash position, cash flows from operating activities or availability under its credit facility.

Excluding goodwill impairment and restructuring charges, the Company would have reported net income of $17 million, or $0.27 per diluted share, in the fourth quarter of 2008. Excluding restructuring charges and integration costs, the Company would have reported net income of $24 million, or $0.33 per diluted share, in the fourth quarter of 2007.

Sales for the year ended December 31, 2008 were $2.6 billion, compared to $2.9 billion in 2007. The net loss for the year ended December 31, 2008 was $136 million, or $2.02 per diluted share. In the prior year, net income was $93 million, or $1.27 per diluted share.

Excluding goodwill impairment, restructuring charges and a discrete tax benefit related to a previously closed facility, the Company would have reported net income of $82 million, or $1.22 per diluted share, in 2008. Excluding restructuring charges, integration costs and a discrete tax benefit related to a previously closed facility, the Company would have reported net income of $94 million, or $1.29 per diluted share, in 2007.

“The deterioration in end markets which began earlier in the year accelerated in the fourth quarter,” said Cary T. Fu, the Company’s Chief Executive Officer. “While 2009 will present significant challenges and uncertainties, we are confident that our customer centric business model, our focus on cost controls and our strong cash position will keep us in an excellent competitive position to manage through this downturn and subsequently benefit from its recovery.”

Fourth Quarter 2008 Financial Highlights

•	Operating margin, excluding goodwill impairment and restructuring charges for the fourth quarter was 3.1%.
•	Cash flows provided by operating activities for the fourth quarter were approximately $39 million and for the year were approximately $164 million.
•	Cash and long-term investments totaled $408 million at December 31, 2008. Long-term investments consist of $48 million of auction rate securities.
•	Accounts receivable was $422 million at December 31, 2008; calculated days sales outstanding were 65 days.
•	Inventory was $343 million at December 31, 2008; inventory turns were 6.3 times.
•	Repurchases of common shares for the fourth quarter totaled $7 million or 0.6 million shares.

First Quarter 2009 Outlook

Sales for the first quarter of 2009 are expected to range from $525 million to $570 million. Diluted earnings per share for the first quarter, excluding restructuring charges, are expected to be between $0.16 and $0.26.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income (loss) and earnings (loss) per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

The non-GAAP information included in this press release is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income (loss) or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Our forward-looking statements may be deemed to include, among other things, the statement that “while 2009 will present significant challenges and uncertainties, we are confident that our customer centric business model, our focus on cost controls and our strong cash position will keep us in an excellent competitive position to manage through this downturn and subsequently benefit from its recovery” and our sales and diluted earnings per share, excluding restructuring charges, guidance for the first quarter of 2009, as well as other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, and customer actions.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of the release, and Benchmark assumes no obligation to update any such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2007, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information

Benchmark Electronics, Inc. provides electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 20 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
 (Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Income (loss) from operations (GAAP)	$(231,924)	$21,326	$(166,480)	$90,299
Goodwill impairment	247,482	—	247,482	—
Restructuring charges and integration costs	2,527	4,580	2,780	11,581
Non-GAAP income from operations	$18,085	$25,906	$83,782	$101,880

Net income (loss) (GAAP)	$(203,738)	$20,629	$(135,632)	$92,356
Goodwill impairment, net of tax	218,904	—	218,904	—
Restructuring charges and integration costs, net of tax	2,266	3,080	2,494	8,291
Income tax benefit	—	—	(3,440)	(6,481)
Non-GAAP net income	$17,432	$23,709	$82,326	$94,166

Numerator for basic earnings (loss) per share - net income (loss) (GAAP)	$(203,738)	$20,629	$(135,632)	$92,356
Interest expense on convertible debt, net of tax	—	—	—	147
Numerator for diluted earnings (loss) per share (GAAP)	$(203,738)	$20,629	$(135,632)	$92,503

Diluted Earnings (loss) per share (GAAP)	$(3.13)	$0.29	$(2.02)	$1.27

Numerator for basic earnings per share - net income (Non-GAAP)	$17,432	$23,709	$82,326	$94,166
Interest expense on convertible debt, net of tax	—	—	—	147
Numerator for diluted earnings per share (Non-GAAP)	$17,432	$23,709	$82,326	$94,313

Diluted earnings per share (Non-GAAP)	$0.27	$0.33	$1.22	$1.29

Weighted average shares used in calculating earnings (loss) per share:
Diluted - GAAP	65,173	71,555	67,060	72,829
Diluted - Non-GAAP	65,406	71,555	67,528	72,829

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income (Loss)
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Net sales	$581,770	$734,547	$2,590,167	$2,915,919
Cost of sales	540,989	683,490	2,414,231	2,717,425

Gross profit	40,781	51,057	175,936	198,494

Selling, general and administrative expenses	22,254	24,704	90,372	94,826
Amortization of intangibles	442	447	1,782	1,788
Goodwill impairment	247,482	—	247,482	—
Restructuring charges and integration costs	2,527	4,580	2,780	11,581

Income (loss) from operations	(231,924)	21,326	(166,480)	90,299

Other income (expense):
Interest income	1,766	3,662	8,675	11,217
Interest expense	(353)	(397)	(1,455)	(2,183)
Other income (expense)	224	(885)	1,772	693
Total other income, net	1,637	2,380	8,992	9,727

Income (loss) before income taxes	(230,287)	23,706	(157,488)	100,026

Income tax benefit (expense)	26,549	(3,077)	21,856	(7,670)

Net income (loss)	$(203,738)	$20,629	$(135,632)	$92,356

Numerator for basic earnings (loss) per share - net income (loss)	$(203,738)	$20,629	$(135,632)	$92,356
Interest expense on convertible debt, net of tax	—	—	—	147
Numerator for diluted earnings (loss) per share	$(203,738)	$20,629	$(135,632)	$92,503

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	65,173	71,309	67,060	72,061
Incremental common shares attributable to restricted shares and the exercise of outstanding equity instruments	—	246	—	768
Denominator for diluted earnings (loss) per share	65,173	71,555	67,060	72,829
Earnings (loss) per share:
Basic	$(3.13)	$0.29	$(2.02)	$1.28
Diluted	$(3.13)	$0.29	$(2.02)	$1.27

The results for the three months and year ended December 31, 2007, as well as the year ended December 31, 2008, reflect an immaterial correction of the Company’s prior period financial statements related to stock-based compensation expense.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet
December 31, 2008
(Amounts in Thousands)
(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$359,694
Accounts receivable, net	422,058
Inventories, net	343,163
Other current assets	39,466
Total current assets	1,164,381

Long-term investments	48,162
Non-current deferred tax asset	21,487
Property, plant and equipment, net	142,844
Other assets, net	24,398
Goodwill, net	37,912

Total assets	$1,439,184

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of capital lease obligations	$256
Accounts payable	288,045
Accrued liabilities	54,219
Total current liabilities	342,520

Capital lease obligations, less current installments	11,683
Other long-term liabilities	29,252
Shareholders’ equity	1,055,729

Total liabilities and shareholders’ equity	$1,439,184